EXHIBIT 23.1

April 15, 2005

The Board of Directors
GeneMax Corp.

We consent to the inclusion in the annual report on Form 10-KSB of GeneMax Corp. of our Report to the Stockholders and Board of Directors dated March 17, 2005 on the consolidated balance sheets of GeneMax Corp. as at December 31, 2004 and 2003 and the consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from July 27, 1999 (inception) to December 31, 2004 which report appears in the December 31, 2004 annual report on Form 10-KSB of GeneMax Corp.

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants